EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 FAX 516-677-0380
FOR IMMEDIATE RELEASE
Financial Contact: Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472
Trade Contact: Fran Brennen, Dir. of Marketing Communications, 516-677-0200 x1222

VEECO REPORTS SECOND QUARTER AND SIX MONTH 2003 RESULTS

Woodbury, NY, July 29, 2003 –Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the second quarter and six months ended June 30, 2003. Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP (loss) to earnings excluding certain charges.

Highlights

Veeco’s second quarter 2003 sales were $73.4 million with a net loss of $1.1 million, or a loss of  $0.04 per share. Earnings excluding certain charges were $0.03 per diluted share.  The Company’s second quarter bookings were $64.0 million.  The Company’s second quarter guidance (provided on April 28, 2003) was: revenues  $64-$67 million, net loss between $0.07 and $0.04 per share, earnings excluding certain charges between $0.01 and $0.04 per diluted share, and bookings between $68-73 million.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “Despite the challenging business environment, Veeco’s second quarter revenues exceeded our guidance and grew 12% sequentially.  We met our plan to be profitable in both Process Equipment and Metrology on an EBITA basis again in the second quarter.  Veeco’s second quarter 2003 EBITA increased 44% compared with the second quarter of 2002 and increased 7% sequentially from the first quarter of 2003.  Our cost reduction initiatives are on track. We are pleased that our focus on cash generation resulted in positive cash flow of $1.8 million in the quarter, even after giving effect to the purchase of probe technology from NanoDevices. Inventories decreased $4.1 million in the quarter.  Our customers continue to focus on new ‘must have’ technology buys.  Veeco introduced nine new Metrology and Process Equipment products in the first half of 2003. We have maintained or increased our market share this year in our core technologies, positioning Veeco for growth as economic market conditions recover.”

“Veeco’s second quarter bookings of $64.0 million were below our expectations, reflecting order delays in the data storage and semiconductor market. Only our Scientific Research bookings improved sequentially.”

Second Quarter 2003 Results

Veeco’s sales for the second quarter of 2003 were $73.4 million, a 5% decrease from the $77.3 million reported for the second quarter of 2002 and a 12% sequential increase from the $65.8 million reported in the first quarter of 2003.  Metrology sales were $39.1 million in the second quarter of 2003 compared to $40.4 million reported in the second quarter of 2002.   Veeco’s Process Equipment sales were $34.3 million in the second quarter of 2003 compared with $36.9 million in the second quarter of 2002.  Veeco’s sales by market in the second quarter of 2003 were 33% data storage, 15% semiconductor, 17% telecommunications/wireless and 35% scientific research.

Veeco’s bookings for the second quarter of 2003 were $64.0 million, down 18% from the $78.2 million reported in the second quarter of 2002, and a 12% sequential decrease from the $72.7 million reported in the first quarter of 2003.  Second quarter 2003 Metrology bookings were $36.5 million, compared to $41.1 million reported in the second quarter of 2002.  Second quarter 2003 Process Equipment bookings were $27.5 million, compared to the $37.1 million reported in the second quarter of 2002.  Veeco’s bookings by market in the second quarter were 30% data storage, 12% semiconductor, 15% telecommunications/wireless and 43% scientific research. The Company’s second quarter book-to-bill ratio was 0.87.

Veeco incurred an operating loss of $0.7 million in the second quarter of 2003, compared to an operating loss of $2.0 million in the second quarter of 2002.  Excluding $0.8 million in second quarter restructuring charges, primarily severance, Veeco’s second quarter 2003 “EBITA” (earnings before interest, taxes and amortization) was $3.2 million compared to $2.2 million in the second quarter of 2002, which also excludes restructuring charges.

Veeco’s second quarter 2003 net loss was $1.1 million (($0.04) per share) compared to a net loss of $1.6 million (($0.06) per share) in the second quarter of 2002.  Excluding certain charges, second quarter 2003 earnings were $0.03 per diluted share compared to $0.02 per diluted share in the second quarter of 2002.

First Half 2003 Results

Veeco’s sales for the first half of 2003 were $139.2 million, a 12% decrease from the $157.5 million reported for the first half of 2002.  Metrology sales were $75.3 million in the first half of 2003 compared to $75.7 million reported in the first half of 2002.   Veeco’s Process Equipment sales were $63.9 million in the first half of 2003 compared with $81.8 million in the first half of 2002.  Veeco’s sales by market in the first half of 2003 were 31% data storage, 16% semiconductor, 13% telecommunications/wireless and 40% scientific research.

Veeco’s bookings for the first half of 2003 were $136.7 million, down 8% from the $148.5 million reported in the first half of 2002.  First half 2003 Metrology bookings were $70.9 million compared to the $72.9 million reported in the first half of 2002.  First half 2003 Process Equipment bookings were $65.8 million, compared to $75.6 million reported in the first half of 2002.  Veeco’s bookings by market in the first half of 2003 were 36% data storage, 14% semiconductor, 15% telecommunications/wireless and 35% scientific research. The Company’s first half book-to-bill ratio was 0.98.

Veeco incurred an operating loss of $1.5 million in the first half of 2003, compared to an operating loss of $5.3 million in the first half of 2002.  Excluding $1.5 million in first half restructuring charges, primarily severance, Veeco’s first half 2003 EBITA was $6.2 million compared to $3.5 million in the first half of 2002, which also excludes restructuring charges.

Veeco’s first half 2003 net loss was $2.8 million (($0.10) per share) compared to a net loss of $5.1 million (($0.18) per share) in the first half of 2002.  Excluding certain charges, first half 2003 earnings were $0.06 per diluted share compared to $0.01 per diluted share in the first half of 2002.

Veeco’s Outlook

Mr. Braun commented, “Looking forward, we are encouraged that factory utilization rates have increased for next generation semiconductor (130nm and 90nm devices), data storage (80GB and 120 GB thin film magnetic heads) and wireless/telecom (WiFi high frequency devices).  In addition, worldwide nanotechnology funding initiatives continue to support our AFM growth in the scientific research sector.  Veeco has maintained our emphasis on delivering new products that address customers’ technology requirements and expand our market opportunities.  We believe that we are positioned for a modest improvement in third quarter orders and growth in revenues in 2004. We are focused on delivering improved earnings in 2003 compared to 2002, and we remain on track to achieve that goal.”

Veeco currently forecasts that third quarter 2003 bookings will be in the range of $67- $70 million and that third quarter 2003 sales will be in the range of $67 - $70 million.  The company currently forecasts that it will incur a net loss between ($0.06 and $0.03) per share on a GAAP basis and will earn between $0.03 and $0.06 per share, excluding amortization of $3.4 million and restructuring charges of approximately $1.0 million, using a 35% tax rate.

Investor Conference Call/ Webcast

Veeco will host an investor conference call this morning, July 29, at 10 am ET to review these second quarter results.  You may listen to the call live at 1-800-810-0924 or through an audio webcast at http://www.veeco.com (Investor Information).  This call will be archived for future reference.  A telephonic playback of the conference call will also be available starting this afternoon through August 5, 2003 at 888-203-1112 (code 763417) or on the Veeco Web site.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, telecommunications/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of Veeco’s products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the telecommunications/wireless, data storage, semiconductor and research markets, risks associated with the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K .

-Financial Tables Attached-

Veeco Instruments Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended June 30,
	(Unaudited)
	2003	2002

Net sales	$73,449	$77,339
Cost of sales	40,655	42,137
Gross profit	32,794	35,202

Costs and expenses:
Selling, general and administrative expense	18,568	19,335
Research and development expense	11,039	13,928
Amortization expense	3,159	3,172
Other income, net	(22)	(285)
Restructuring expense	789	1,050

Operating loss	(739)	(1,998)

Interest expense, net	1,886	1,477

Loss before income taxes	(2,625)	(3,475)

Income tax benefit	(1,490)	(1,856)

Net loss	$(1,135)	$(1,619)

Net loss per common share	$(0.04)	$(0.06)
Diluted net loss per common share	$(0.04)	$(0.06)

Weighted average shares outstanding	29,247	29,083
Diluted weighted average shares outstanding	29,247	29,083

	Six Months Ended June 30,
	(Unaudited)
	2003	2002

Net sales	$139,228	$157,488
Cost of sales	75,228	88,551
Gross profit	64,000	68,937

Costs and expenses:
Selling, general and administrative expense	36,153	38,372
Research and development expense	22,527	27,257
Amortization expense	6,301	6,919
Other income, net	(895)	(236)
Restructuring expense	1,457	1,887

Operating loss	(1,543)	(5,262)

Interest expense, net	3,653	2,963

Loss from continuing operations before income taxes	(5,196)	(8,225)

Income tax benefit	(2,364)	(3,454)

Loss from continuing operations	(2,832)	(4,771)

Loss from discontinued operations, net of income taxes	—	(346)

Net loss	$(2,832)	$(5,117)

Loss per common share from continuing operations	$(0.10)	$(0.16)
Loss from discontinued operations	—	(0.02)
Net loss per common share	$(0.10)	$(0.18)

Diluted loss per common share from continuing operations	$(0.10)	$(0.16)
Loss from discontinued operations	—	(0.02)
Diluted net loss per common share	$(0.10)	$(0.18)

Weighted average shares outstanding	29,236	29,052
Diluted weighted average shares outstanding	29,236	29,052

Veeco Instruments Inc.

Reconciliation of GAAP loss to earnings excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Operating loss	$(739)	$(1,998)	$(1,543)	$(5,262)

Adjustments:

Amortization expense	3,159	3,172	6,301	6,919

Restructuring expense	789	1,050	1,457	1,887

Earnings excluding certain charges before interest and income taxes (“EBITA”)	3,209	2,224	6,215	3,544

Interest expense, net	1,886	1,477	3,653	2,963

Earnings excluding certain charges before income taxes	1,323	747	2,562	581

Income tax provision at 35%	463	261	897	203

Earnings excluding certain charges	$860	$486	$1,665	$378

Earnings excluding certain charges per diluted share	$0.03	$0.02	$0.06	$0.01

Diluted weighted average shares outstanding	29,480	29,403	29,434	29,408

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and related provision for income taxes. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$210,361	$214,295
Accounts receivable, net	69,250	68,777
Inventories	84,545	86,250
Prepaid expenses and other current assets	17,009	18,392
Deferred income taxes	27,326	31,549
Total current assets	408,491	419,263

Property, plant and equipment, net	54,887	55,872
Goodwill	33,782	30,658
Long-term investments	13,207	17,483
Deferred income taxes	37,781	28,888
Other assets, net	50,914	54,654
Total assets	$599,062	$606,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,096	$13,078
Accrued expenses	33,916	44,993
Deferred profit	3,245	5,966
Current portion of long-term debt	323	312
Income taxes payable	5,584	3,808
Total current liabilities	62,164	68,157

Long-term debt	230,104	230,273
Other non-current liabilities	937	815
Total non-current liabilities	231,041	231,088

Shareholders’ equity	305,857	307,573
Total liabilities and shareholders’ equity	$599,062	$606,818